                                                                 EXHIBIT 11
                                                                Page 1 of 2


                    NEWMONT GOLD COMPANY AND SUBSIDIARIES
                      COMPUTATION OF PER SHARE EARNINGS
                       (In thousands, except per share)


PRIMARY EARNINGS PER SHARE CALCULATIONS

                                                         Three Months Ended
                                                              March 31,
                                                       ----------------------
                                                          1995         1994

                                                       ---------     --------

INCOME DATA:

  Net income                                           $  16,998     $ 23,719

  Preferred stock dividends                                3,953        3,953

                                                       ---------     --------
  Net income applicable to common shares               $  13,045     $ 19,766
                                                       =========     ========

COMMON AND COMMON EQUIVALENT SHARES:

  Weighted average common shares                          96,469       96,241

  Equivalent common shares from
    stock options                                             52          357
                                                       ---------     --------

  Common and common equivalent shares                     96,521       96,598
                                                       =========     ========

EARNINGS PER COMMON SHARE:

  Net income per common and common
    equivalent shares                                  $    0.14     $   0.20
                                                       =========     ========

                                                                 EXHIBIT 11
                                                                Page 2 of 2


                    NEWMONT GOLD COMPANY AND SUBSIDIARIES
                      COMPUTATION OF PER SHARE EARNINGS
                       (In thousands, except per share)


FULLY DILUTED EARNINGS PER SHARE CALCULATIONS

                                                        Three Months Ended
                                                              March 31,
                                                       ----------------------
                                                          1995         1994

                                                       --------      --------
INCOME DATA:

  Net income applicable to common shares               $ 16,998      $ 23,719
                                                       ========      ========

COMMON AND COMMON EQUIVALENT SHARES:

  Weighted average common shares                         96,469        96,241
  Equivalent common shares from
    stock options                                           205           357
  Equivalent common shares from
    conversion of preferred stock                         7,899         7,899
                                                       --------      --------
  Common and common equivalent shares                   104,573       104,497
                                                       ========      ========

EARNINGS PER COMMON SHARE:

  Net income per common and common
    equivalent shares                                  $   0.16      $   0.23
                                                       ========      ========